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HIGH SPEED NET SOLUTIONS AND SUMMUS CLOSE BUSINESS COMBINATION TRANSACTION

RALEIGH, N.C., Feb. 16, 2001 -- High Speed Net Solutions, Inc. (OTCPinkSheets:
HSNS) and Summus Ltd. jointly announced today the completion of their business combination.

The combined company, which will operate under the name High Speed Net Solutions, Inc., will be led by acting Co-CEOs, Dr. Bjorn Jawerth and Rick Seifert. Dr. Jawerth will continue to focus on technology and R&D while Rick Seifert will lead funding initiatives, strategic alliances and other business affairs. High Speed has initiated a search for a permanent CEO for the joint company.

Dr. Bjorn Jawerth, Chief Scientist and Co-CEO of the combined companies, commented, "The complementary strengths of the two companies, Summus' proprietary, leading edge technology and HSNS' marketing and service expertise, will create a powerful new company capable of serving an enormous market."

Rick Seifert, Co-CEO of the new venture, added, "The resources of our combined company present a unique opportunity for prospective institutional and strategic investors as well as for existing partners like Samsung Electronics America. This is based on our belief that we have the most advanced video delivery technology, particularly with respect to wireless devices. Management also believes that this merger transaction is accretive to shareholder value for both companies, particularly for High Speed's public shareholders."


Summus Ltd. will be dissolved as a corporate entity and its assets, which will consist of High Speed Net Solutions' common and preferred stock and warrants will be distributed to Summus' shareholders on a pro rata basis. Former Summus shareholders will own approximately 20,012,522 shares of High Speed common stock and 6,000 shares of Series B High Speed preferred stock. Additionally, former Summus shareholders, with the exception of Dr. Jawerth and High Speed, will receive a warrant to purchase 500 additional preferred shares. The warrants will be exercisable for a period of 5 years from the date the asset acquisition closed. The exercise price will be $5.50 per share of common stock on an as-converted basis. Each preferred Series B share is convertible into 1,000 shares of common after the combined company increases the authorized number of common shares to 60 million. Additionally, High Speed Net Solutions will assume $3.6 million in liabilities of Summus to third parties and will cancel certain obligations that Summus has to High Speed.


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ABOUT HIGH SPEED NET SOLUTIONS

High Speed Net Solutions is a service provider enabling companies to conduct online rich media advertising and direct marketing campaigns targeting specific customer demographics through applications such as email. High Speed is located in Raleigh, North Carolina. More information on High Speed can be found at http://www.hsns.com. For more information on High Speed Net Solutions, please contact Laurel Moody at Vision Corporate Consulting, 212-509-4565, or at laurel@visioncc.net.


ABOUT SUMMUS LTD.

Summus, headquartered in Raleigh, North Carolina, is a leading digital media technology company. Through extensive custom project work for the government and the pioneering efforts of its founder, renowned mathematician Dr. Bjorn Jawerth, Summus has developed a series of innovative Dynamic Wavelet(TM) compression solutions for encoding, managing and distributing digital media content. These solutions enable OEMs as well as Internet retailers and advisors to optimize the delivery of rich media via the Internet while simultaneously allowing their customers to unleash the potential of imaging and video technology. More information on Summus can be found at http://www.summus.com.

The statements contained in this release contain forward-looking statements relating to High Speed Net Solutions and Summus Ltd. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward-looking statements. Some of these factors include that High Speed Net Solutions will not obtain funding adequate for continued operations in either the short term or long term, the companies' products and services in the development stage may not result in commercially viable products or services, and that the combined companies may not be able to reach adequate accommodation with their creditors. Other factors are described in the Company's documents on file with the Securities and Exchange Commission including Forms 8-K and 10-Q, and are available to the public from the Commission's Web site at http://www.sec.gov. The Company hereby disclaims any obligation to update the information provided above, including forward-looking statements.

SOURCE Summus Ltd. And High Speed Net Solutions